Exhibit 99.1

NEW YORK, October 26, 2015

Landon Cobb to Join Voya Financial as Chief Accounting Officer and Controller

Voya Financial, Inc. (NYSE: VOYA), announced today that C. Landon Cobb, Jr. will join the company as chief accounting officer and controller, effective November 1, 2015. Cobb, who has more than 20 years of accounting experience in the insurance and financial services industries, will report to Executive Vice President and Chief Financial Officer Ewout L. Steenbergen.

“I’m extremely pleased to welcome Landon to Voya,” said Steenbergen. “He has a strong background in supporting financial reporting in the financial services industry, and I’m confident he will be a great addition to our Finance leadership team. I’m looking forward to working closely with Landon in supporting Voya’s broader strategy and business objectives.”

Cobb succeeds Joseph Horan, who had served in the role on an interim basis since August 2015 in connection with Voya’s previous chief accounting officer and controller, Steven Pierson, becoming chief auditor that same month. Horan will continue to serve in his prior role as deputy controller.

Cobb joins Voya from Fidelity & Guaranty Life, where he served as chief accounting officer since 2014. Previously, Cobb served as chief financial officer of Medcost, LLC, a North Carolina-based benefits solutions company. He also served in several roles during an eight-year tenure with Lincoln Financial Group, ultimately becoming vice president and corporate controller. At Lincoln, Cobb led a staff of 75 across three locations and had responsibility for accounting, financial reporting and analysis, expense budget, sales reporting, and new accounting implementation. He also oversaw a number of integration and process improvement efforts as well as several financial transformation initiatives, including the introduction of a new financial reporting platform.

Cobb also held a number of financial reporting roles at Primerica and in the Insurance Practice at Ernst & Young LLP, where he began his career in 1993. He is a CPA and a fellow of the Life Management Institute. He holds a bachelor’s degree in Finance from Clemson University.

Media Contact:	Investor Contact:
Christopher Breslin 212-309-8941 Christopher.Breslin@voya.com	Darin Arita 212-309-8999 IR@voya.com

About Voya Financial®

Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 13 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had $11 billion in revenue in 2014. The company had $484 billion in total assets under management and administration as of June 30, 2015. With a clear mission to make a secure financial future possible — one person, one family, one institution at a time — Voya’s vision is to be America’s Retirement CompanyTM. The company is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible — Voya has been recognized as one of the World’s Most Ethical Companies, by the Ethisphere Institute, and as one of the Top Green Companies in the U.S., by Newsweek magazine. For more information, visit voya.com or view the company’s 2014 annual report. Follow Voya Financial on Facebook and Twitter @Voya.